THE FINISH LINE APPOINTS SAM SATO CHIEF MERCHANDISE OFFICER

Former Nordstrom Executive Brings Proven Track Record and 22 Years of
Footwear and Apparel Merchandising Experience

INDIANAPOLIS - March 19, 2007 - The Finish Line, Inc. (NASDAQ: FINL) today announced that Samuel M. Sato has been appointed Executive Vice President and Chief Merchandise Officer of Finish Line. In this role, Mr. Sato will be responsible for all product lines, footwear, apparel and accessories for Finish Line stores and will report to Glenn Lyon, President of Finish Line.

A retail veteran, Mr. Sato’s career spans 22 years at Nordstrom, Inc. where he led the Company’s strategic and corporate merchandise initiatives, vendor negotiations, and product selection and purchasing for apparel and footwear on both a regional and divisional level. He most recently served as Vice President and Corporate Merchandise Manager for Nordstrom’s Men’s Shoes Division. Under Mr. Sato’s leadership, the athletic business for that division grew by 70 percent and sales in the junior segment doubled over two years.

“Sam is a results-driven leader who has a solid record of creating and executing on strategic merchandising plans that drive growth,” said Mr. Lyon. “With responsibility for purchasing decisions across a range of categories, Sam has developed a deep network of vendor relationships, including relationships with our key athletic partners such as Nike, Adidas and Puma. In addition, he will support our efforts to identify and introduce new and emerging brands to our product assortment. We are delighted to have Sam as part of Finish Line’s team.”

“Finish Line’s consistent offering of premium product lines provides a strong foundation for growth and is an attribute that I have long admired,” said Mr. Sato. “I am excited to join the company and look forward to working with the management team in their efforts to ignite consumer excitement and realize Finish Line’s full potential.”

Prior to being promoted to Vice President and Corporate Merchandise Manager for the Men’s Shoes Division of Nordstrom in 1999, Mr. Sato served as Divisional Merchandise Manager, Shoes, where he drove the successful execution of strategic and corporate merchandise plans for women’s, men’s, and children’s shoes for the Northeast and Mid-Atlantic regions. Previously, he was Regional Merchandise Manager, Menswear, where he led Nordstrom’s men’s apparel business in the Northeast and Mid-Atlantic. In this role, Mr. Sato significantly grew the tailored clothing and junior apparel segment, which is one of Nordstrom’s strongest segments to date. Mr. Sato began his executive career at Nordstrom in 1985.

About The Finish Line

The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line, Man Alive and Paiva brand names. The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The Company currently operates 690 Finish Line stores in 47 states and online, 86 Man Alive stores in 16 states and 15 Paiva stores in 10 states and online. To learn more about these brands, visit www.finishline.com, www.manalive.com and www.paiva.com.

Forward-looking Statements

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth; and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contacts

Investor Relations Kevin S. Wampler Executive Vice President - CFO 317-899-1022, ext 6914	Media Requests Elise Hasbrook Corporate Communications Manager 317-899-1022, ext 6827